Exhibit 10.3
SPECIAL PERFORMANCE-BASED RETENTION AWARD AGREEMENT
PNM RESOURCES, INC. SECOND AMENDED AND RESTATED
OMNIBUS PERFORMANCE EQUITY PLAN
PNM Resources, Inc., a New Mexico corporation, (“PNMR” or the “Company”) hereby grants to Patricia K. Vincent-Collawn, (the “Participant”) a Participant in the PNM Resources, Inc. Second Amended and Restated Omnibus Performance Equity Plan, as it may be amended (the “Plan”), the opportunity to earn a Performance Share Award (the “Award”). Pursuant to the Company's Equity Compensation Awards Policy, the grant is made effective as of March 5, 2012, which is the first trading day after expiration of the black-out period that was in effect on February 28, 2012, the day on which the Board of Directors approved the Award.

Capitalized terms used in this Performance-Based Retention Award Agreement (the “Agreement”) and not otherwise defined in this Agreement shall have the meanings given to such terms in the Plan.

1.Grant. To reward the Participant for the attainment of the Performance Goals described below and incentivize and encourage the Participant to remain with the Company for an extended period of time, the Company hereby grants to Participant the opportunity to earn 135,000 Performance Shares, based upon Company's performance over the Performance Period (defined in Section 3), in accordance with and subject to the terms and conditions set forth in this Agreement. The Award evidenced by this Agreement is intended to be a Performance-Based Award granted pursuant to Section 12 of the Plan and, as a result, is subject to the requirements of Section 12 of the Plan.

2.Award Subject to Plan. This Award is granted pursuant to the Plan, as amended by the First, Second and Third Amendments thereto. The terms of the Plan, as amended, are hereby incorporated by reference.

3.Performance Period. The Performance Period for this Award began on January 1, 2012 and ends on December 31, 2016.

4.Performance Goals.

(a)General. If the Company achieves an annualized compounded increase in its “Total Shareholder Return” of 5% or more between January 1, 2012 and December 31, 2016, all of the Performance Shares (other than the Performance Shares that are earned and vested on an accelerated basis pursuant to Section 4(b)) will be earned and will vest on December 31, 2016. If the Company fails to achieve this Performance Goal, all of the Performance Shares (other than those that may have been earned and vested on an accelerated basis pursuant to Section 4(b)) shall be forfeited.

(b)Accelerated Vesting. If the Company achieves an annualized compounded increase in its Total Shareholder Return of 5% or more between January 1, 2012 and December 31, 2014, 35,000 Performance Shares will be earned and will vest on an accelerated basis on December 31, 2014.

(c)Total Shareholder Return Defined. For purposes of this Agreement, the “Total Shareholder Return” will be determined by adding any dividends paid by the Company during the relevant portion of the Performance Period to the appreciation in the value of the Stock during the relevant portion of the Performance Period. The appreciation shall be measured by comparing the “Beginning Stock Price” and “Ending Stock Price” for purposes of Section 4(a), or the “Beginning Stock Price” and the “Intermediate Stock Price” for purposes of Section 4(b). The “Beginning Stock Price” is the average closing price of the Stock during the 20 trading days immediately preceding the first day of the Performance Period. The “Intermediate Stock Price” is the average closing price of the Stock during the 20 trading days immediately preceding January 1, 2015. The “Ending Stock Price” is the average closing price of the Stock during the last 20 trading days of the Performance Period.

Total Shareholder Return will be calculated on a compounded annualized basis over the relevant period. Total Shareholder Return will be calculated conclusively by the Committee.
5.Determination of Performance Goals and Awards Payable. As of December 31, 2014 and December 31, 2016, the Committee will determine whether the Total Shareholder Return Performance Goals described in Sections 4(a) and (b) were achieved. The Committee then will certify, in writing, its conclusions and submit its recommendation with respect to Participant's Award to the Board of Directors for approval. No amount will be payable to Participant in the absence of the Committee's certification and the approval by the Board of Directors.

6.Termination of Employment. Unless the Participant qualifies for a pro rata Award as a result of the Participant's Termination of Employment due to death, Disability or a Qualifying Change in Control Termination, as described in the Plan, the Award will be forfeited upon the Participant's Termination of Employment prior to the end of the Performance Period. For the avoidance of doubt, pursuant to Section 13.6 of the Plan, as modified by the Second Amendment, the Committee has determined that the Participant shall not be entitled to a pro rata award pursuant to Section 13.1(a)(iv) of the Plan if the Participant incurs a Termination of Employment prior to the last day of the Performance Period due to Retirement or Impaction.

7.Form and Timing of Delivery of Certificate. As a general rule, the Award shall be paid during the period beginning on January 1, 2017 and ending on March 15, 2017. The portion of the Award, if any, that is earned and vests on an accelerated basis pursuant to Section 4(b) shall be paid during the period beginning on January 1, 2015 and ending on March 15, 2015. Payments shall be made in the form of Stock of the Company.

8.Withholding and Deductions. Company shall have the right to deduct from any payments made by Company to the Participant, or to require that the Participant remit to Company, an amount sufficient to satisfy any federal, state or local taxes of any kind as are required by law to be withheld with respect to the Performance Shares granted hereunder. Company also shall have the right to take such other actions as may be necessary in the opinion of Company to satisfy the tax withholding and payment obligations related to the Performance Shares granted hereunder. Company may, in its sole discretion, permit the Participant to elect to satisfy the Participant's minimum statutory tax withholding obligation which may arise in connection with the Performance Shares by requesting that Company withhold shares of Stock having a Fair Market Value of the Stock equal to the minimum statutory tax withholding. Any such election shall be subject to the provisions of applicable law and to any conditions the Committee may determine to be necessary in order to comply with all applicable conditions of Rule 16b‑3 or its successors under the Exchange Act. Any shares of Stock deliverable to the Participant under the terms of this Agreement also are subject to offset by Company, and the Participant hereby authorizes such offset, to liquidate and reduce any outstanding debt or unpaid sums owed by the Participant to Company or its successor.

9.Non-Assignability. The Award and Participant's rights under this Agreement shall not be transferable other than by will or by the laws of descent and distribution. This Performance Share Award is otherwise non-assignable. (See Section 14 of the Plan). The terms of this Agreement and the Plan shall be binding on the executors, administrators, heirs and successors of Participant.

10.Clawback. This Award is subject to potential forfeiture or “clawback” to the fullest extent called for by applicable federal or state law or Company policy. By accepting this Award, Participant agrees to return the full amount required by applicable federal or state law or Company policy.

11.Employment Agreement. Notwithstanding anything to the contrary contained in this Agreement, (a) neither the Plan nor this Agreement is intended to create an express or implied contract of employment for a specified term between Participant and Company and (b) unless otherwise expressed or provided, in writing and by an authorized officer, the employment relationship between Participant and Company shall be defined as “employment at will” wherein either party, without prior notice, may terminate the relationship with or without cause.

12.Administration. This Agreement shall at all times be subject to the terms and conditions of the Plan and the Plan shall in all respects be administered by the Committee in accordance with the terms of and as provided in the Plan. The Committee shall have the sole and complete discretion with respect to the interpretation of this Agreement and the Plan, and all matters reserved to it by the Plan. The decisions of the majority of the Committee with respect thereto and to this Agreement shall be final and binding upon Participant and Company. In the event of any conflict between the terms and conditions of this Agreement and the Plan, the provisions of the Plan shall control.

13.Waiver and Modification. The provisions of this Agreement may not be waived or modified unless such waiver or modification is in writing signed by Company.

14.Validity and Construction. The validity and construction of this Agreement shall be governed by the laws of the State of New Mexico.

15.Dividend Equivalents. Participant is not entitled to receive a dividend equivalent with respect to the Performance Shares awarded pursuant to this Agreement.

16.Compliance with Exchange Act. Performance Shares granted pursuant to this Award are intended to comply with all applicable conditions of Rule 16b‑3 or its successors under the Exchange Act.

17.Voting Rights. Participant will have no voting rights with respect to the Performance Shares until delivery of the Stock certificate in accordance with Section 8.

18.Tax Issues. Pursuant to Section 83 of the Code, the value of the Performance Shares will be taxed as ordinary income as of the date distributed to Participant.

19.Regulatory Approvals and Listing. Company shall not be required to issue any certificate for shares of Stock prior to satisfying any regulatory approval, registration, qualification or other requirements of the Securities and Exchange Commission, the Internal Revenue Service or any other governmental agency which the Committee, in its sole discretion, shall determine to be necessary or advisable.

20.Adjustments. Neither the existence of the Plan nor the Award shall affect, in any way, the right or power of Company to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in Company's capital structure or its business; or any merger or consolidation of Company; or any corporate act or proceeding, whether of a similar character or otherwise; all of which, and the resulting adjustments in, or impact on, the Award are more fully described in Section 5.3 of the Plan.

21.Participant Representation. As a condition to the receipt of any shares of Stock hereunder, Company may require a representation from the Participant that the Stock is being acquired only for investment purposes and without any present intention to sell or distribute such shares.

MANY OF THE PROVISIONS OF THIS AWARD AGREEMENT ARE SUMMARIES OF SIMILAR PERTINENT PROVISIONS OF THE PLAN. TO THE EXTENT THIS AGREEMENT IS SILENT ON AN ISSUE OR THERE IS A CONFLICT BETWEEN THE PLAN AND THIS AGREEMENT, THE PLAN PROVISIONS SHALL CONTROL.
IN WITNESS WHEREOF, Company has caused this Performance Share Award Agreement to be executed on March 29, 2012, by its duly authorized representative.
PNM RESOURCES, INC.

By /s/ Patrick V. Apodaca
Patrick V. Apodaca
SVP and General Counsel

Agreement and Consent

I hereby agree and consent to all of the terms and provisions of the PNM Resources, Inc. Second Amended and Restated Omnibus Performance Equity Plan (the “PEP”) and the First, Second and Third Amendments to the PEP. I further specifically consent to the application of the Second and Third Amendments to the PEP to my Award.

___________________________
Patricia K. Collawn

_/s/ _Patricia K. Collawn_______
Signature
Dated: March 29, 2012

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